Exhibit 99.1

MEDIA:	INVESTORS:
Diane Zappas	Bryan Gill
(412) 762-4550	(412) 768-4143
corporate.communications@pnc.com	investor.relations@pnc.com

PNC REPORTS THIRD QUARTER 2017 NET INCOME OF $1.1 BILLION,
$2.16 DILUTED EPS

Loans, deposits, revenue increase; expenses well controlled

PITTSBURGH, Oct. 13, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
	3Q17	2Q17	3Q16
Net income $ millions	$1,126	$1,097	$1,006
Diluted earnings per common share	$2.16	$2.10	$1.84

"PNC continued to win new clients and grow both loans and deposits in the third quarter on the strength of our relationship-based business model and the quality of our product offering," said William S. Demchak, chairman, president and chief executive officer. "Net interest income increased and our margin expanded as we benefited from higher short-term rates and our well-positioned balance sheet. We continue to focus on disciplined expense management even as we invest in our businesses, and we believe we have additional opportunities to drive further growth and efficiency over the long term."

Income Statement Highlights
Third quarter 2017 compared with second quarter 2017

▪	Total revenue increased $65 million, or 2 percent, to $4.1 billion. PNC continues to generate positive operating leverage.

–	Net interest income grew $87 million, or 4 percent, to $2.3 billion primarily due to higher loan yields and balances.

–	Net interest margin increased 7 basis points to 2.91 percent.

–	Noninterest income of $1.8 billion decreased $22 million, or 1 percent, driven by a decline in corporate service fees from elevated second quarter levels.

▪	Noninterest expense of $2.5 billion decreased $23 million, or 1 percent, as expenses were well managed.

▪
Provision for credit losses increased $32 million to $130 million and included $10 million related to Hurricanes Harvey and Irma. Loan growth and seasonal consumer loan credit trends contributed to the increase.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 2

Balance Sheet Highlights

▪	Loans grew $3.1 billion, or 1 percent, to $221.1 billion at September 30, 2017 compared with June 30, 2017.

–	Commercial lending balances increased $2.8 billion reflecting growth in PNC’s real estate, corporate banking, business credit and equipment finance businesses.

–	Consumer lending balances increased $.3 billion as growth in residential mortgage, auto and credit card loans was largely offset by lower home equity and education loans.

▪	Overall credit quality remained stable.

–	Nonperforming assets of $2.1 billion at September 30, 2017 decreased $86 million, or 4 percent, compared with June 30, 2017.

–	Net charge-offs declined to $106 million for the third quarter compared with $110 million for the second quarter.

▪	Deposits increased $1.6 billion, or 1 percent, to $260.7 billion at September 30, 2017 compared with June 30, 2017 due to seasonal growth in commercial deposits.

▪
Investment securities decreased $1.4 billion, or 2 percent, to $75.0 billion at September 30, 2017 compared with June 30, 2017 as a result of lower reinvestments in part due to relatively less attractive market opportunities during the third quarter.

▪
PNC returned $.9 billion of capital to shareholders, or 86 percent of third quarter net income attributable to diluted common shares, through repurchases of 4.2 million common shares for $.5 billion and dividends on common shares of $.4 billion.

▪	The August quarterly cash dividend on common stock reflected a 36 percent increase, or 20 cents, to 75 cents per share.

▪	PNC maintained strong capital and liquidity positions.

–
Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.3 percent at both September 30, 2017 and June 30, 2017, calculated using the regulatory capital methodologies applicable to PNC during 2017.

–
Pro forma fully phased-in Basel III common equity Tier 1 capital ratio, a non-GAAP financial measure, was an estimated 9.8 percent at both September 30, 2017 and June 30, 2017, based on the standardized approach rules.

–	The Liquidity Coverage Ratio at September 30, 2017 for both PNC and PNC Bank, N.A. continued to exceed the fully phased-in requirement of 100 percent.

Earnings Summary
In millions, except per share data		3Q17	2Q17	3Q16
Net income		$1,126	$1,097	$1,006
Net income attributable to diluted common shares		$1,042	$1,025	$913
Diluted earnings per common share		$2.16	$2.10	$1.84
Average diluted common shares outstanding		483	488	496
Return on average assets		1.20%	1.19%	1.10%
Return on average common equity		9.89%	9.88%	8.74%
Book value per common share	Quarter end	$89.05	$87.78	$86.57
Tangible book value per common share (non-GAAP)	Quarter end	$69.72	$68.55	$67.93
Cash dividends declared per common share		$.75	$.55	$.55

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Net interest income	$2,345	$2,258	$2,095	4%	12%
Noninterest income	1,780	1,802	1,734	(1)%	3%
Total revenue	$4,125	$4,060	$3,829	2%	8%

Total revenue for the third quarter of 2017 grew $65 million compared with the second quarter and $296 million compared with the third quarter of 2016 driven by higher net interest income. Noninterest income declined compared with the second quarter and increased compared with third quarter 2016.
Net interest income for the third quarter of 2017 increased $87 million compared with the second quarter and $250 million compared with the third quarter of 2016 driven by higher loan yields and balances partially offset by higher deposit and borrowed funds costs. Third quarter 2017 also benefited from an additional day compared with the second quarter.
The net interest margin increased to 2.91 percent for the third quarter of 2017 compared with 2.84 percent for the second quarter and 2.68 percent for the third quarter of 2016. The third quarter 2017 margin reflected the benefit from higher short-term interest rates.

Noninterest Income				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Asset management	$421	$398	$404	6%	4%
Consumer services	357	360	348	(1)%	3%
Corporate services	371	434	389	(15)%	(5)%
Residential mortgage	104	104	160	—	(35)%
Service charges on deposits	181	170	174	6%	4%
Other	346	336	259	3%	34%
	$1,780	$1,802	$1,734	(1)%	3%

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 4

Noninterest income for the third quarter of 2017 decreased $22 million compared with the second quarter. Corporate service fees declined $63 million primarily due to lower loan syndication fees, lower net hedging gains on commercial mortgage servicing rights and lower merger and acquisition advisory fees. Asset management revenue, which includes earnings from PNC’s equity investment in BlackRock, grew $23 million. Service charges on deposits increased $11 million primarily as a result of seasonal customer activity. Other noninterest income increased $10 million and included higher gains on asset sales partially offset by lower net securities gains.
Noninterest income for the third quarter of 2017 increased $46 million compared with the third quarter of 2016. Asset management revenue grew $17 million reflecting higher equity markets. Growth in consumer service fees and service charges on deposits resulted from increased customer activity. Corporate service fees decreased $18 million primarily due to lower merger and acquisition advisory fees. Residential mortgage revenue declined $56 million from lower loan sales revenue and lower net hedging gains on mortgage servicing rights. Other noninterest income increased $87 million and included higher revenue from private equity investments, higher underwriting fees and higher operating lease income related to an acquired business.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Personnel	$1,274	$1,263	$1,239	1%	3%
Occupancy	204	202	215	1%	(5)%
Equipment	259	281	246	(8)%	5%
Marketing	62	67	72	(7)%	(14)%
Other	657	666	622	(1)%	6%
	$2,456	$2,479	$2,394	(1)%	3%

Noninterest expense for the third quarter of 2017 decreased $23 million compared with the second quarter. Equipment expense declined due to the impact of second quarter asset impairments. Personnel expense increased as a result of higher headcount for business growth and an additional day in the third quarter.
Noninterest expense for the third quarter of 2017 increased $62 million compared with the third quarter of 2016 reflecting the impact of operating expense related to the second quarter 2017 acquisition of a commercial and vendor finance business, as well as ongoing investments in technology and business initiatives.
The effective tax rate was 26.8 percent for the third quarter of 2017, 26.0 percent for the second quarter of 2017 and 25.4 percent for the third quarter of 2016. The increase in the effective tax rate in the third quarter of 2017 was primarily due to higher pretax income and the impact of state tax legislative changes.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 5

CONSOLIDATED BALANCE SHEET REVIEW
Total assets were $375.2 billion at September 30, 2017 compared with $372.2 billion at June 30, 2017 and $369.3 billion at September 30, 2016. Assets grew 1 percent compared with June 30, 2017 as growth in loans and higher deposits held with the Federal Reserve Bank were partially offset by lower investment securities. Assets grew 2 percent over September 30, 2016 due to higher loans partially offset by lower investment securities and Federal Reserve Bank deposits.

Loans				Change	Change
				9/30/17 vs	9/30/17 vs
In billions	9/30/2017	6/30/2017	9/30/2016	6/30/17	9/30/16
Commercial lending	$148.5	$145.7	$138.2	2%	7%
Consumer lending	72.6	72.3	72.2	—	1%
Total loans	$221.1	$218.0	$210.4	1%	5%
For the quarter ended:
Average loans	$219.2	$216.3	$208.8	1%	5%

Total loans grew $3.1 billion as of September 30, 2017 compared with June 30, 2017. Commercial lending balances increased $2.8 billion reflecting growth in PNC’s real estate, corporate banking, business credit and equipment finance businesses. Consumer lending balances increased $.3 billion as growth in residential mortgage, auto and credit card loans was largely offset by lower home equity and education loans. Average loans increased $2.9 billion over the second quarter due to growth in commercial lending balances of $2.7 billion and consumer lending balances of $.2 billion.
Third quarter 2017 period end and average loans increased $10.7 billion and $10.4 billion, respectively, compared with third quarter 2016 as higher commercial, residential mortgage and commercial real estate loans were partially offset by a decrease in other consumer loans.

Investment Securities				Change	Change
				9/30/17 vs	9/30/17 vs
In billions	9/30/2017	6/30/2017	9/30/2016	6/30/17	9/30/16
At quarter end	$75.0	$76.4	$78.5	(2)%	(4)%
Average for the quarter ended	$74.4	$75.3	$71.6	(1)%	4%

Investment securities balances at September 30, 2017 decreased $1.4 billion compared with June 30, 2017 and average balances for the third quarter declined $.9 billion compared with the second quarter reflecting portfolio runoff and lower reinvestments as a result of relatively less attractive market opportunities during the third quarter. Third quarter 2017 period end investment securities decreased $3.5 billion compared with September 30, 2016 while average investment securities increased $2.8 billion compared with third quarter 2016 reflecting the impact of prior year securities purchases settling late in third quarter 2016. Net unrealized gains on available for sale securities were $.7 billion at September 30, 2017, $.5 billion at June 30, 2017 and $1.3 billion at September 30, 2016.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 6

Balances held with the Federal Reserve Bank were $24.3 billion at September 30, 2017, $22.1 billion at June 30, 2017 and $26.6 billion at September 30, 2016.

Deposits				Change	Change
				9/30/17 vs	9/30/17 vs
In billions	9/30/2017	6/30/2017	9/30/2016	6/30/17	9/30/16
At quarter end	$260.7	$259.1	$259.9	1%	—
Average for the quarter ended	$259.4	$256.3	$252.5	1%	3%

Total deposits at September 30, 2017 increased $1.6 billion compared with June 30, 2017 and average deposits grew $3.1 billion in the third quarter over the second quarter due to seasonal growth in commercial deposits. Deposits at September 30, 2017 increased $.8 billion over September 30, 2016 while average deposits increased $6.9 billion in third quarter 2017 compared with third quarter 2016 reflecting overall deposit growth.

Borrowed Funds				Change	Change
				9/30/17 vs	9/30/17 vs
In billions	9/30/2017	6/30/2017	9/30/2016	6/30/17	9/30/16
At quarter end	$57.6	$56.4	$51.6	2%	12%
Average for the quarter ended	$57.0	$57.5	$53.0	(1)%	8%

Borrowed funds at September 30, 2017 increased $1.2 billion compared with June 30, 2017 primarily due to higher short-term Federal Home Loan Bank borrowings. Average borrowed funds decreased $.5 billion in the third quarter compared with the second quarter. Third quarter 2017 period end borrowed funds increased $6.0 billion compared with September 30, 2016 and average borrowed funds increased $4.0 billion over third quarter 2016 as a result of increases in bank notes and senior debt and Federal Home Loan Bank borrowings partially offset by lower subordinated debt.

Capital
	9/30/2017	*	6/30/2017	9/30/2016
Common shareholders' equity In billions	$42.4		$42.1	$42.3
Transitional Basel III common equity Tier 1 capital ratio	10.3%		10.3%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio (non-GAAP)	9.8%		9.8%	10.2%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at September 30, 2017 increased $.3 billion compared with June 30, 2017 due to growth in retained earnings substantially offset by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2017 and 2016 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 7

PNC returned $.9 billion of capital to shareholders in the third quarter of 2017 through repurchases of 4.2 million common shares for $.5 billion and dividends on common shares of $.4 billion. Repurchases were made under share repurchase programs of up to $2.7 billion for the four-quarter period beginning in the third quarter of 2017. These programs include repurchases of up to $.3 billion related to stock issuances under employee benefit plans.
On October 3, 2017, the PNC board of directors declared a quarterly cash dividend on common stock of 75 cents per share effective with the November 5, 2017 dividend payment date. The August dividend on common stock was increased 36 percent, or 20 cents, to 75 cents per share.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			9/30/17 vs	9/30/17 vs
In millions	9/30/2017	6/30/2017	9/30/2016	6/30/17	9/30/16
Nonperforming loans	$1,873	$1,957	$2,146	(4)%	(13)%
Nonperforming assets	$2,067	$2,153	$2,375	(4)%	(13)%
Accruing loans past due 90 days or more	$678	$674	$766	1%	(11)%
Net charge-offs	$106	$110	$154	(4)%	(31)%
Provision for credit losses	$130	$98	$87	33%	49%
Allowance for loan and lease losses	$2,605	$2,561	$2,619	2%	(1)%

Overall credit quality for the third quarter of 2017 remained stable with the second quarter. Provision for credit losses for third quarter 2017 increased $32 million compared with the second quarter and included $10 million related to Hurricanes Harvey and Irma. Loan growth and seasonal consumer loan credit trends contributed to the increase.
Nonperforming assets at September 30, 2017 decreased $86 million compared with June 30, 2017 and $308 million compared with September 30, 2016 as both commercial and consumer nonperforming loans declined. Nonperforming assets to total assets were .55 percent at September 30, 2017 compared with .58 percent at June 30, 2017 and .64 percent at September 30, 2016.
Overall delinquencies as of September 30, 2017 increased $93 million, or 7 percent, compared with June 30, 2017. Accruing loans past due 30 to 59 days increased $53 million primarily due to higher delinquencies in the auto, home equity and credit card portfolios in hurricane-affected states, and accruing loans past due 60 to 89 days increased $36 million.
Net charge-offs for the third quarter of 2017 decreased $4 million compared with the second quarter, and declined $48 million compared with third quarter 2016 largely attributable to energy-related loans. Net charge-offs for the third quarter of 2017 were .19 percent of average loans on an annualized basis compared with .20 percent for the second quarter and .29 percent for the third quarter of 2016.
The allowance for loan and lease losses to total loans was 1.18 percent at September 30, 2017, 1.17 percent at June 30, 2017 and 1.24 percent at September 30, 2016. The allowance to nonperforming loans was 139 percent at September 30, 2017, 131 percent at June 30, 2017 and 122 percent at September 30, 2016.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 8

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	3Q17	2Q17	3Q16
Retail Banking	$232	$230	$224
Corporate & Institutional Banking	525	518	509
Asset Management Group	47	52	58
Other, including BlackRock	322	297	215
Net income	$1,126	$1,097	$1,006
See accompanying notes in Consolidated Financial Highlights

Effective for the first quarter of 2017, as a result of changes to how PNC manages its businesses, it realigned its segments and, accordingly, has changed the basis of presentation of its segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this news release, BlackRock has been combined with Other. In addition, PNC made certain adjustments to its internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 periods presented were revised to conform to the new segment alignment and to reflect the change in internal funds transfer pricing methodology.

Retail Banking				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Net interest income	$1,176	$1,139	$1,136	$37	$40
Noninterest income	$643	$645	$680	$(2)	$(37)
Provision for credit losses	$77	$50	$102	$27	$(25)
Noninterest expense	$1,375	$1,370	$1,359	$5	$16
Earnings	$232	$230	$224	$2	$8

In billions
Average loans	$72.5	$72.3	$71.5	$.2	$1.0
Average deposits	$159.5	$160.2	$154.4	$(.7)	$5.1
Residential mortgage servicing portfolio Quarter end	$129	$131	$126	$(2)	$3
Loan origination volume	$2.5	$2.2	$3.1	$.3	$(.6)

Retail Banking earnings for the third quarter of 2017 increased in both comparisons. Noninterest income declined compared with the second quarter as a result of higher service charges on deposits more than offset by the change in the negative derivative fair value adjustment related to Visa Class B common shares and lower consumer service fees. Noninterest income decreased compared with the third quarter of 2016 due to lower residential mortgage loan sales revenue and lower net hedging gains on residential mortgage servicing rights partially offset by higher service charges on deposits and consumer service fees, including debit card, credit card and brokerage fees.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 9

Provision for credit losses increased compared with the second quarter reflecting growth in auto and credit card portfolios, seasonal credit trends including in the education loan portfolio, and the impact of Hurricanes Harvey and Irma. Noninterest expense increased compared with the third quarter of 2016 and included higher compliance expense and customer transaction-related costs.

▪
Average loans increased 1 percent compared with the third quarter of 2016 as growth in residential mortgage, auto and credit card loans was partially offset by lower commercial, home equity and education loans.

▪
Average deposits grew 3 percent over the third quarter of 2016 due to higher demand deposits as well as an increase in savings deposits which was partially offset by lower money market deposits reflecting a shift to relationship-based savings products.

▪
Approximately 57 percent of third quarter 2017 residential mortgage loan origination volume was for home purchase transactions compared with 61 percent for the second quarter and 41 percent in the third quarter of 2016.

▪	Residential mortgage loan servicing acquisitions were $2 billion for the third quarter of 2017 compared with $8 billion for the second quarter and $5 billion in the third quarter of 2016.

▪	Net charge-offs were $85 million for the third quarter of 2017 compared with $87 million in the second quarter and $89 million for the third quarter of 2016.

▪
Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network and home lending transformations and multi-channel engagement and service strategies.

–
Approximately 62 percent of consumer customers used non-teller channels for the majority of their transactions during the third and second quarters of 2017 compared with 59 percent for the third quarter of 2016.

–
Deposit transactions via ATM and mobile channels were 54 percent of total deposit transactions in the third quarter of 2017 compared with 52 percent in the second quarter and 50 percent in the third quarter of 2016.

–	PNC had a network of 2,474 branches and 8,987 ATMs at September 30, 2017. Approximately 21 percent of the branch network operates under the universal model.

Corporate & Institutional Banking				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Net interest income	$924	$890	$826	$34	$98
Noninterest income	$555	$588	$526	$(33)	$29
Provision for credit losses	$62	$87	$8	$(25)	$54
Noninterest expense	$599	$602	$565	$(3)	$34
Earnings	$525	$518	$509	$7	$16

In billions
Average loans	$134.3	$131.5	$124.0	$2.8	$10.3
Average deposits	$87.5	$83.7	$86.0	$3.8	$1.5
Commercial loan servicing portfolio Quarter end	$513	$502	$461	$11	$52

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 10

Corporate & Institutional Banking earnings for the third quarter of 2017 increased compared with both the second quarter of 2017 and the third quarter of 2016. Noninterest income declined from the second quarter due to a decrease in corporate service fees including lower loan syndication fees, lower net hedging gains on commercial mortgage servicing rights and lower merger and acquisition advisory fees. Additionally, lower net gains on commercial mortgage loans held for sale were offset by higher gains on asset sales. Noninterest income increased compared with the third quarter of 2016 reflecting higher underwriting fees, increased operating lease income related to a business acquired in the second quarter of 2017 and growth in treasury management product revenue partially offset by lower merger and acquisition advisory fees. Provision for credit losses declined from the second quarter driven by a second quarter initial provision for the loan and lease portfolio obtained through a business acquisition. Compared to third quarter 2016, provision for credit losses increased primarily as a result of loan growth. Noninterest expense increased compared with the third quarter of 2016 due to operating expenses associated with the acquired business and investments in technology and infrastructure.

▪
Average loans increased 2 percent over the second quarter and 8 percent over the third quarter of 2016 driven by growth in PNC’s corporate banking and business credit businesses as well as the equipment finance business, including the acquired loans.

▪
Average deposits increased 5 percent over the second quarter reflecting seasonal growth. Compared with the third quarter of 2016, deposits increased 2 percent driven by an increase in interest-bearing demand deposits.

▪	Net charge-offs were $22 million in the third quarter of 2017, $21 million in the second quarter and $65 million in the third quarter of 2016, which reflected energy-related loans.

Asset Management Group				Change	Change
				3Q17 vs	3Q17 vs
In millions	3Q17	2Q17	3Q16	2Q17	3Q16
Net interest income	$72	$73	$74	$(1)	$(2)
Noninterest income	$220	$217	$220	$3	—
Provision for credit losses (benefit)	$3	$(7)	$(3)	$10	$6
Noninterest expense	$214	$215	$206	$(1)	$8
Earnings	$47	$52	$58	$(5)	$(11)

In billions
Client assets under administration Quarter end	$275	$266	$257	$9	$18
Average loans	$7.0	$7.0	$7.1	—	$(.1)
Average deposits	$12.2	$12.4	$11.9	$(.2)	$.3

Asset Management Group earnings for the third quarter of 2017 decreased in both comparisons. Noninterest income increased compared with the second quarter reflecting higher average equity markets. Noninterest expense increased over the third quarter of 2016 due to higher personnel and technology-related expense.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 11

▪
Asset Management Group’s strategy is focused on growing investable assets by continually evolving the client experience and products and services. The business offers an open architecture platform with a full array of investment products and banking solutions.

▪	Client assets under administration at September 30, 2017 included discretionary client assets under management of $146 billion and nondiscretionary client assets under administration of $129 billion.

–
Discretionary client assets under management increased $5 billion compared with June 30, 2017 and increased $8 billion compared with September 30, 2016 primarily attributable to equity market increases.

Other, including BlackRock
The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, discontinued consumer loan portfolios, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:30 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (800) 616-4707 and (303) 223-4361 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s third quarter 2017 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21857585 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 12

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
FINANCIAL RESULTS	Three months ended			Nine months ended
Dollars in millions, except per share data	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016
Revenue
Net interest income	$2,345	$2,258	$2,095	$6,763	$6,261
Noninterest income	1,780	1,802	1,734	5,306	5,027
Total revenue	4,125	4,060	3,829	12,069	11,288
Provision for credit losses	130	98	87	316	366
Noninterest expense	2,456	2,479	2,394	7,337	7,035
Income before income taxes and noncontrolling interests	$1,539	$1,483	$1,348	$4,416	$3,887
Net income	$1,126	$1,097	$1,006	$3,297	$2,938
Less:
Net income attributable to noncontrolling interests	12	10	18	39	60
Preferred stock dividends (a)	63	55	63	181	168
Preferred stock discount accretion and redemptions	1	2	1	24	4
Net income attributable to common shareholders	$1,050	$1,030	$924	$3,053	$2,706
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	5	4	7	15	19
Impact of BlackRock earnings per share dilution	3	1	4	8	10
Net income attributable to diluted common shares	$1,042	$1,025	$913	$3,030	$2,677
Diluted earnings per common share	$2.16	$2.10	$1.84	$6.21	$5.33
Cash dividends declared per common share	$.75	$.55	$.55	$1.85	$1.57
Effective tax rate (b)	26.8%	26.0%	25.4%	25.3%	24.4%

(a)
Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.

(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended			Nine months ended
	September 30	June 30	September 30	September 30	September 30
	2017	2017	2016	2017	2016
PERFORMANCE RATIOS
Net interest margin (a)	2.91%	2.84%	2.68%	2.84%	2.71%
Noninterest income to total revenue	43%	44%	45%	44%	45%
Efficiency (b)	60%	61%	63%	61%	62%
Return on:
Average common shareholders' equity	9.89%	9.88%	8.74%	9.76%	8.69%
Average assets	1.20%	1.19%	1.10%	1.19%	1.09%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$232	$230	$224	$675	$795
Corporate & Institutional Banking	525	518	509	1,527	1,364
Asset Management Group	47	52	58	146	155
Other, including BlackRock (e)	322	297	215	949	624
Total net income	$1,126	$1,097	$1,006	$3,297	$2,938

(a)
Calculated as annualized taxable-equivalent net interest income divided by average earning assets. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016 were $55 million, $54 million and $49 million, respectively. The taxable equivalent adjustments to net interest income for the first nine months of 2017 and 2016 were $161 million and $145 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)
Effective for the first quarter of 2017, as a result of changes to how we manage our businesses, we realigned our segments and, accordingly, have changed the basis of presentation of our segments, resulting in four reportable business segments: Retail Banking, Corporate & Institutional Banking, Asset Management Group and BlackRock. For purposes of this presentation, we have combined BlackRock with Other. All 2016 prior periods presented were revised to conform to the new segment alignment.

(d)
Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors. We periodically refine our internal methodologies as management reporting practices are enhanced. In the first quarter of 2017, we made certain adjustments to our internal funds transfer pricing methodology primarily relating to weighted average lives of certain non-maturity deposits. These changes in methodology affected business segment results, primarily adversely impacting net interest income for Corporate & Institutional Banking and Retail Banking, offset by increased net interest income in Other. All 2016 prior periods presented were revised to reflect our change in internal funds transfer pricing methodology.

(e)
Includes earnings and gains or losses related to PNC's equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	September 30	June 30	September 30
	2017	2017	2016
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$375,191	$372,190	$369,348
Loans (a)	$221,109	$218,034	$210,446
Allowance for loan and lease losses	$2,605	$2,561	$2,619
Interest-earning deposits with banks	$24,713	$22,482	$27,058
Investment securities	$74,994	$76,431	$78,514
Loans held for sale (a)	$1,764	$2,030	$2,053
Equity investments (b)	$11,009	$10,819	$10,605
Mortgage servicing rights	$1,854	$1,867	$1,293
Goodwill	$9,163	$9,163	$9,103
Other assets (a)	$28,454	$28,886	$28,364
Noninterest-bearing deposits	$79,967	$79,550	$82,159
Interest-bearing deposits	$180,768	$179,626	$177,736
Total deposits	$260,735	$259,176	$259,895
Borrowed funds (a)	$57,564	$56,406	$51,541
Shareholders’ equity	$46,388	$46,084	$45,707
Common shareholders’ equity	$42,406	$42,103	$42,251
Accumulated other comprehensive income	$(22)	$(98)	$646
Book value per common share	$89.05	$87.78	$86.57
Tangible book value per common share (Non-GAAP) (c)	$69.72	$68.55	$67.93
Period end common shares outstanding (millions)	476	480	488
Loans to deposits	85%	84%	81%
CLIENT ASSETS (billions)
Discretionary client assets under management	$146	$141	$138
Nondiscretionary client assets under administration	129	125	119
Total client assets under administration	275	266	257
Brokerage account client assets	48	46	44
Total client assets	$323	$312	$301
CAPITAL RATIOS
Transitional Basel III (d) (e)
Common equity Tier 1	10.3%	10.3%	10.6%
Tier 1 risk-based	11.6%	11.6%	11.9%
Total capital risk-based	13.7%	13.7%	14.2%
Leverage	9.9%	9.9%	10.1%
Pro forma Fully Phased-In Basel III (Non-GAAP) (d)
Common equity Tier 1	9.8%	9.8%	10.2%
Common shareholders' equity to assets	11.3%	11.3%	11.4%
ASSET QUALITY
Nonperforming loans to total loans	.85%	.90%	1.02%
Nonperforming assets to total loans, OREO and foreclosed assets	.93%	.99%	1.13%
Nonperforming assets to total assets	.55%	.58%	.64%
Net charge-offs to average loans (for the three months ended) (annualized)	.19%	.20%	.29%
Allowance for loan and lease losses to total loans	1.18%	1.17%	1.24%
Allowance for loan and lease losses to nonperforming loans	139%	131%	122%
Accruing loans past due 90 days or more (in millions)	$678	$674	$766

(a)
Amounts include assets and liabilities for which we have elected the fair value option. Our second quarter 2017 Form 10-Q included, and our third quarter 2017 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.

(b)	Amounts include our equity interest in BlackRock.

(c)	See the Tangible Book Value per Common Share table on page 16 for additional information.

(d)	The ratios as of September 30, 2017 are estimated and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information.

(e)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the phased-in periods included in the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2017 and 2016 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2017 and 2016, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated September 30, 2017 and actual June 30, 2017 and September 30, 2016 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution's adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios (Non-GAAP)

	2017 Transitional Basel III		2016 Transitional Basel III	Pro forma Fully Phased-In Basel III (Non-GAAP) (estimated)

	September 30	June 30	September 30	September 30	June 30	September 30
Dollars in millions	2017 (estimated)	2017	2016	2017	2017	2016
Common stock, related surplus and retained earnings, net of treasury stock	$42,426	$42,200	$41,604	$42,426	$42,200	$41,604
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,137)	(9,156)	(8,993)	(9,202)	(9,225)	(9,102)
Basel III total threshold deductions	(1,178)	(1,144)	(731)	(1,748)	(1,702)	(1,218)
Accumulated other comprehensive income (a)	(94)	(167)	181	(117)	(209)	302
All other adjustments	(162)	(179)	(177)	(164)	(181)	(180)
Basel III Common equity Tier 1 capital	$31,855	$31,554	$31,884	$31,195	$30,883	$31,406

Basel III standardized approach risk-weighted assets (b)	$309,175	$306,379	$300,308	$317,271	$314,389	$308,665
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$285,617	$282,472	$280,150
Basel III Common equity Tier 1 capital ratio	10.3%	10.3%	10.6%	9.8%	9.8%	10.2%
Risk weight and associated rules utilized	Standardized (with 2017 transition adjustments)		Standardized (with 2016 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.

(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

(c)
Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase, PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), as these ratios represent the regulatory capital standards that will ultimately be applicable to PNC under the final Basel III rules. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	September 30	June 30	September 30
Dollars in millions, except per share data	2017	2017	2016
Book value per common share	$89.05	$87.78	$86.57
Tangible book value per common share
Common shareholders' equity	$42,406	$42,103	$42,251
Goodwill and Other Intangible Assets	(9,503)	(9,527)	(9,408)
Deferred tax liabilities on Goodwill and Other Intangible Assets	301	302	306
Tangible common shareholders' equity	$33,204	$32,878	$33,149
Period-end common shares outstanding (in millions)	476	480	488
Tangible book value per common share (Non-GAAP)	$69.72	$68.55	$67.93

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 17

Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

▪	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in law and policy accompanying the new presidential administration and uncertainty or speculation pending the enactment of such changes.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–
Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

▪
Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our current view that the U.S. economy and the labor market will grow moderately through the rest of 2017 and in 2018, supported by gains in consumer spending thanks to solid job growth and rising wages, continued gradual improvement in the housing market, modest growth in business investment, an expanding global economy, and some fiscal stimulus from corporate and personal income tax cuts. Although inflation has slowed in 2017, it should pick up as the labor market continues to tighten. Short-term interest rates and bond yields are expected to rise through the rest of this year and throughout 2018; PNC’s baseline forecast is for one 25 basis point increase in the federal funds rate in December of 2017, and three more increases in 2018. Longer-term rates will also increase as the Federal Reserve slowly reduces the size of its balance sheet, but at a slower pace than short-term rates.

▪
PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

▪
PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), the international body responsible for developing global regulatory standards for banking organizations for consideration and adoption by national jurisdictions), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Third Quarter 2017 Net Income of $1.1 Billion, $2.16 Diluted EPS – Page 18

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪
Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–
Changes resulting from legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, tax, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.

–
Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪
Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪
Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

▪
We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪
Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪
Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2016 Form 10-K and our 2017 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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